Exhibit 99.1

News Release

Contact:	Media Contact:
Will Fisackerly Senior Vice President and Director of Corporate Finance 662/680-2475	Randy Burchfield 662/620-4136

BANCORPSOUTH ANNOUNCES RETIREMENT

OF CHIEF FINANCIAL OFFICER BILL PRATER

TUPELO, Miss., November 16, 2016/PRNewswire — BancorpSouth, Inc. (NYSE: BXS), the parent company of BancorpSouth Bank (collectively referred to as “BancorpSouth”), has announced the retirement of its Senior Executive Vice President, Treasurer and Chief Financial Officer, William L. “Bill” Prater effective as of March 10, 2017. BancorpSouth and Mr. Prater have entered into a post-retirement consulting agreement outlining the terms of Mr. Prater’s planned early retirement. Mr. Prater intends to serve BancorpSouth in his current roles through the completion of BancorpSouth’s 2016 audit.

The post-retirement consulting arrangement calls for Mr. Prater to perform certain limited services in order to affect an orderly transition of his duties to his successor. His early retirement does not reflect any dispute or disagreement with BancorpSouth or its management.

“We thank Bill for his contributions to BancorpSouth over the past eight years, and we wish him well in his future endeavors,” said Dan Rollins, BancorpSouth’s Chairman and Chief Executive Officer. “Bill’s leadership during the very difficult years after the financial crisis of 2008 has benefited our company and our shareholders.”

BancorpSouth has commenced its process to identify a successor to Mr. Prater.

About BancorpSouth, Inc.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $14.6 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 236 full service branch locations as well additional mortgage, insurance, and loan production offices in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois. BancorpSouth is committed to a culture of respect, diversity, and inclusion in both its workplace and communities. To learn more, visit our Community Commitment page at www.bancorpsouth.com. “Like” us on Facebook; follow us on Twitter@MyBXS; or connect with us through LinkedIn.

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Forward-Looking Statements

Certain statements contained in this news release may not be based upon historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “foresee,” “hope,” “intend,” “may,” “might,” “plan,” “will,” or “would” or future or conditional verb tenses and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to the timing of Mr. Prater’s retirement and Mr. Prater’s continued service to BancorpSouth through his retirement date; and other statements contained in this news release that are not historical facts.

BancorpSouth cautions readers not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors may include, but are not limited to, the ability of Bancorpsouth to identify and hire a successor to Mr. Prater prior to his retirement date and other factors detailed from time to time in BancorpSouth’s press and news releases, reports and other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date that they were made, and, except as required by law, BancorpSouth does not undertake any obligation to update or revise forward-looking statements to reflect events or circumstances that occur after the date of this news release.

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